Exhibit 10.16

AMENDMENT NO. 3 TO

ORTHOFIX MEDICAL INC.

SECOND AMENDED AND RESTATED

STOCK PURCHASE PLAN

The Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan (as amended to date, the “Plan”) is hereby amended as follows:

Section 3(a) of the Plan is amended and restated in its entirety to read in full as follows:

“The total number of shares of Orthofix Stock reserved and available for issuance pursuant to the Plan shall not exceed 3,600,000 shares. The shares of Orthofix Stock purchasable pursuant to the Plan may be authorized but previously unissued shares of Orthofix Stock or shares of Orthofix Stock held in treasury or purchased in the open market or in privately negotiated transactions. The Company shall bear all costs in connection with issuance or transfer of any shares and all commissions, fees and other charges incurred in purchasing shares for distribution pursuant to the Plan.”

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(Approved by the Company’s shareholders on June 20, 2023)